Exhibit 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES

QUARTERLY OPERATING RESULTS

WHEELING, W.Va (August 16, 2005) — Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for the quarter ended July 3, 2005 reflect operating revenues of $31.7 million, representing a decrease of $0.4 million, or  1.3%, over the same quarter last year.

Gaming revenues, which represent 82.1% of total revenues, were $26.0 million, representing a decrease of $0.6 million or 2.2% from the same quarter last year. The decrease in gaming revenues was due to lower customer visitation and was partially impacted by increased competition from limited video lottery machines in the surrounding market area.

The company’s operating income for the quarter was $10.4 million or $1.0 million lower than the same quarter last year. The decrease in operating income was due primarily to a $0.4 million decrease in revenues as well as a $0.3 million increase in property insurance costs and a $0.2 million increase in food and beverage expenses principally associated with the renovated Island Room buffet.

Net income for the quarter was $6.3 million, representing an increase of $1.1 million as compared to the same quarter last year.  The higher net income was primarily due to a $2.8 million net casualty loss recovery related to flooding of the Ohio River in September 2004, offset by the $1.0 million decrease in income from operations, a $0.1 million increase in interest expense, and a $0.6 million increase in federal income tax expense.

The company defines EBITDA as net income before interest, taxes and depreciation and amortization. EBITDA is non-GAAP. The company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash. This measure should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity. EBITDA, as the company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

The company recorded EBITDA of $16.1 million for the quarter, representing an increase of $1.9 million or 13.3% as compared to the first quarter last year.  The increase in EBITDA was primarily due to $2.8 million recovery of casualty losses related to the September 2004 flood offset by the $1.0 million decrease in income from operations.

For the six months ended July 3, 2005, Wheeling Island Gaming’s operating revenues were $60.4 million, representing a decrease of $0.1 million over the same period last year.  Gaming revenues, which represent 83.0% of total revenues, were $50.1 million for the six months, a decrease of $0.2 million from the same period last year. The decrease in gaming revenues was due to the lower customer visitation and was partially impacted by a flooding of the Ohio River in January 2005 as well as increased competition from limited video lottery machines in the market area.  EBITDA, for the six-month period was $25.3 million, representing a $2.0 million decrease or 7.1% from the same six-month period last year.

As of July 3, 2005, Wheeling Island Gaming has $136.5 million of debt outstanding, comprised of $125 million of unsecured senior notes and $11.5 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the unaudited financial results of the company for the quarter ended July 3, 2005.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, Inc., a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, CA One Services, Delaware North Companies Sportservice, Delaware North Companies International, TD

Banknorth Garden (formerly FleetCenter), and the Delta Queen Steamboat Company. Delaware North Companies, Inc. is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092

EBITDA – NON-GAAP MEASURE

($000’S Omitted)

Reconciliation of Cash Provided by Operating Activities to EBITDA

	Three Months Ended
	July 3, 2005	June 27, 2004

Cash provided by operating activities	$3,659	$7,014

Add/(Deduct) changes in other assets and liabilities	5,625	1,391
Deduct other non-cash adjustments	(36)	(52)
Add interest expense excluding amortization of debt issuance costs	3,314	3,192
Add current federal tax expense	3,530	2,659

EBITDA *	$16,092	$14,204

	Six Months Ended
	July 3, 2005	June 27, 2004

Cash provided by operating activities	$9,568	$18,421

Add/(Deduct) changes in other assets and liabilities	4,402	(2,493)
Deduct other non-cash adjustments	(41)	(52)
Add interest expense excluding amortization of debt issuance costs	6,834	6,689
Add current federal tax expense	4,563	4,689

EBITDA*	$25,326	$27,254

* EBITDA means earnings before interest, taxes, depreciation and amortization.